PREDICT IT SUSPENDS NEGOTIATIONS FOR PROPOSED HSX TRANSACTION

                     Company to Explore Alternatives

                                          CONTACT: Predict It, Inc.
                                                   Andrew Merkatz, 212/217-1200

         NEW YORK--Nov. 3, 2000--Predict It Inc., (OTCBB:PRIT), a provider of interactive prediction applications targeting the online sports and financial markets, announced today that it has ceased negotiations regarding its proposed merger with Hollywood Stock Exchange. The Company announced that the two companies have failed to secure the necessary financing that was required to complete the proposed merger. The Company also announced that earlier today it had reduced its staff from 30 full-time employees to four in an effort to reduce its costs and preserve its remaining capital. The Company is currently exploring alternatives, including raising additional financing, and/or a sale of the Company or certain of its assets. There can be no assurance that the Company will be successful in its pursuit of any of these alternatives. If additional funds cannot be raised or a sale does not occur, the Company will be required to consider alternative courses of action, including, without limitation, winding down the operations of the Company or filing a voluntary petition to seek protection under the bankruptcy laws. "Due to extremely difficult capital market conditions and a general lack of investor enthusiasm for interactive entertainment companies, we were unable to secure the financing to complete the HSX deal or continue to meet our current payroll obligations," stated Andrew Merkatz, President of Predict It.

         About Predict It, Inc.

         Predict It, Inc. (OTCBB:PRIT) is a provider of interactive prediction applications targeting the online sports and financial markets. The Company's flagship product, Predict It(R), is based on an innovative, patent-pending prediction exchange system that objectively documents and rewards users based on their ability to predict the outcome of future sporting events. The Company's second product is the VirtualStockExchange(R), a rewards based stock market simulation which enables consumers to compete against one another in customizable private and public stock market competitions for cash and other valuable prizes. Consumers may access Predict It directly via its web sites at www.predictit.com and www.virtualstockexchange.com or through its network of sports, finance, news, portal, and community affiliate sites. Predict It is based in New York's Silicon Alley and is a fully reporting company.

         The statements contained in this release that are not historical facts may be deemed to constitute forward-looking statements. Actual results may differ materially from those projected in such statements due to a number of risks and uncertainties, including, without limitation, demand and competition for the Company's products and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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